INDEMNIFICATION AGREEMENT

This Indemnification Agreement (the “Agreement”) is made as of the date set forth on the signature page by and between City National Rochdale Select Strategies Fund, a Delaware statutory trust (the “Fund”), and the trustee of the Fund whose name is set forth on the signature page (the “Trustee”).

WHEREAS, the Trustee is a trustee of the Fund, and the Fund wishes the Trustee to continue to serve in that capacity; and

WHEREAS, the Agreement and Declaration of Trust and By-Laws of the Fund and applicable laws permit the Fund to contractually obligate itself to indemnify the Trustee to the fullest extent permitted by law;

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements set forth herein, the parties hereby agree that the Original Agreement should be amended and restated in full as set forth below.

1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Board” shall mean the Board of Trustees of the Fund.

(b) “Change in Control” shall mean that during any period of two consecutive years (or less), a majority of the existing members of the Board of Trustees of the Fund at the commencement of that period cease, for any reason, to constitute at least a majority of the Board of Trustees.

(c) “Disabling Conduct” shall be as defined in Section 2 below.

(d) “Expenses” shall mean all costs, disbursements or expenses of the type customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or acting as a witness in a Proceeding, including without limitation all judgments, penalties, fines, amounts paid or to be paid in settlement, ERISA excise taxes, liabilities, losses, interest, expenses of investigation, attorneys’ fees, retainers, court costs, transcript costs, fees of experts and witnesses, expenses of preparing for and attending depositions and other proceedings, travel expenses, duplicating costs, printing and binding costs, computerized legal research costs, telephone charges, postage, and delivery service fees.

(e) “Final Decision” or “Final Judgment” shall mean a final adjudication by court order or judgment of the court or other body before which a matter is pending, from which no further right of appeal or review exists.

(f) “Independent Counsel” shall mean a law firm, or a member of a law firm, that is experienced in matters of investment company law and neither at the time of designation is, nor in the five years immediately preceding such designation was, retained to represent (i) the Fund or the Trustee in any matter material to either, or (ii) any other party to the Proceeding giving rise to a claim for indemnification or advancements hereunder. Notwithstanding the foregoing, however, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest at the time of designation in representing either the Fund or the Trustee in an action to determine the Trustee’s rights pursuant to this Agreement, regardless of when the Trustee’s act or failure to act occurred.

(g) “Independent Trustee” shall mean a Trustee of the Fund who is neither an “interested person” of the Fund as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended, nor a party to the Proceeding with respect to which indemnification or advances are sought.

(h) “Proceeding” shall mean a legal proceeding, including without limitation any threatened, pending or completed claim, demand, threat, discovery request, request for testimony or information, action, suit, arbitration, alternative dispute resolution mechanism, investigation, or hearing, and any appeal from any of the foregoing, whether civil, criminal, administrative or investigative, whether formally or informally initiated, and shall also include any proceeding brought by the Trustee against the Fund if (but only if) the Trustee is the prevailing party in such proceeding against the Fund.

(i) The Trustee’s “service to the Fund” shall mean the Trustee’s service as a Trustee of the Fund.

2. Indemnification. The Fund shall indemnify and hold harmless the Trustee against any Expenses actually and reasonably incurred by the Trustee in any Proceeding arising out of or in connection with the Trustee’s service to the Fund, to the maximum extent permitted by the Delaware Statutory Trust Act, 12 Del. C. Sect. 3801 et seq., the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, as now or hereafter in force, subject to the conditions set forth in subparagraphs (a), (b) and (c) below:

(a) Disabling Conduct. The Trustee shall be indemnified pursuant to this Section 2 against any Expenses reasonably incurred unless the Trustee incurred such Expenses by reason of the Trustee’s willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his or her office as defined in Section 17(h) of the Investment Company Act of 1940, as amended (“Disabling Conduct”).

(b) Conditions to Indemnification. The Trustee shall be indemnified pursuant to this Section 2 if either:

(1) the court or other body before which the Proceeding is brought shall have rendered a Final Decision on the merits, finding that the Trustee is not liable, has not engaged in Disabling Conduct, and/or is entitled to indemnification;

(2) the Proceeding against the Trustee shall have been dismissed for insufficiency of evidence of any Disabling Conduct with which the Trustee has been charged; or

(3) in the absence of such a Final Decision, dismissal or withdrawal, a determination shall have been made that the Trustee has not engaged in Disabling Conduct: (i) by the court or other body approving the settlement or other disposition of the Proceeding; or (ii) based upon a review of the available facts with respect to the Proceeding, by, in the Independent Trustees’ sole discretion, either the vote of a majority of a quorum of Independent Trustees or by Independent Counsel in a written opinion.

(c) Conditions to 1933 Act Indemnification. In addition to the conditions set forth in subparagraph (b), during any period in which an undertaking by the Fund pursuant to Rule 484 under the Securities Act of 1933, as amended, is effective, the Trustee shall be indemnified pursuant to this Section 2 with respect to liabilities arising under the Securities Act of 1933, as amended, only if either:

(1) the indemnification request is made in connection with the successful defense of an action against the Trustee; or

(2) in the opinion of Independent Counsel the question whether such indemnification is against public policy as expressed in such Act has been settled by controlling precedent; or if Independent Counsel is unable to provide such an opinion, Independent Counsel has submitted to a court of appropriate jurisdiction on behalf of the Fund the question whether such indemnification is against public policy and a Final Decision has been rendered with respect to such submission that such indemnification is not against public policy.

3. Advancement of Expenses. The Fund shall promptly advance funds to the Trustee to cover any and all Expenses the Trustee reasonably incurs with respect to any Proceeding arising out of or in connection with the Trustee’s service to the Fund, to the fullest extent permitted by the laws of the State of Delaware and the Investment Company Act of 1940, as amended, as such statutes are now or hereafter in force, subject to the provisions of subparagraphs (a) and (b) below.

(a) Affirmation of Conduct and Undertaking. A request by the Trustee for advancement of funds pursuant to this Section 3 shall be accompanied by (i) the Trustee’s written affirmation of his or her good faith belief that he or she met the standard of conduct necessary for indemnification, and (ii) a written undertaking by or on behalf of the Trustee to repay such advancements upon the occurrence of any of the events barring indemnification set forth in Section 2.

(b) Conditions to Advancement. Funds shall be advanced to the Trustee pursuant to this Section 3 if: (1) the Fund is insured against losses arising by reason of any such lawful advancements to the Trustee; (2) a determination is made by, in the Independent Trustees’ sole discretion, the vote of a majority of a quorum of Independent Trustees or by Independent Counsel in a written opinion, based on a review of the readily available facts then known (as opposed to a full trial-type inquiry), that there is reason to believe that the Trustee ultimately will be found to be entitled to indemnification pursuant to Section 2; or (3) in the absence of insurance or such a determination by the Independent Trustees or Independent Counsel, such undertaking as required by subparagraph 3(a) above is secured by a surety bond or other appropriate security provided by the Trustee.

4. Procedure for Determination of Entitlement to Indemnification and Advancements. The procedures set forth in this Section shall govern determinations regarding advancements of Expenses and indemnifications. A request by the Trustee for indemnification or advancement of Expenses shall be made in writing, and shall be accompanied by such relevant documentation and information as is reasonably available to the Trustee. The Secretary of the Fund shall promptly advise the Board of such request.

(a) Rebuttable Presumption. In any determination by the Independent Trustees or Independent Counsel, the Trustee shall be afforded a rebuttable presumption that the Trustee did not engage in Disabling Conduct.

(b) Cooperation. The Trustee shall cooperate with the person or persons making a determination, including without limitation providing to such persons upon reasonable advance request any documentation or information that is not privileged or otherwise protected from disclosure and is reasonably available to the Trustee and reasonably necessary to such determination. Any Expenses incurred by the Trustee in so cooperating shall be borne by the Fund, irrespective of the determination as to the Trustee’s entitlement to indemnification or advancement of reasonable Expenses.

(c) Methods of Determination. Except as specified in subparagraph 2(c)(2), upon the Trustee’s request for indemnification or advancement of Expenses, a determination with respect to the Trustee’s entitlement thereto shall be made: (i) if there has been no Change in Control by, in the Independent Trustees’ sole discretion, a quorum of the Board consisting of Independent Trustees, or (if such a quorum is not obtainable or such Independent Trustees so direct) by Independent Counsel, or (ii) if there has been a Change in Control, by Independent Counsel; provided, that with regard to advancements no such determination shall be necessary if (x) the Fund shall have received written confirmation in reasonably acceptable form that the Fund is insured against all such losses arising by reason of any lawful advancements and that the insurer will pay all the Expenses of the Trustee in a reasonably prompt manner, or (y) the Trustee has provided an adequate security interest in addition to his affirmation and undertaking to repay (as required by subparagraph 3(a) above).

(d) Independent Counsel. If the determination of entitlement to indemnification or advancement of Expenses is to be made by Independent Counsel, the Independent Counsel shall be selected by the Board, and the Fund shall give written notice to the Trustee advising the Trustee of the identity of the Independent Counsel selected. The Trustee may, within five days after receipt of such written notice, deliver to the Fund a written objection to such selection. Such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirement of independence set forth in the definition of Independent Counsel in Section 1, and shall set forth with particularity the factual basis of such assertion. Upon receipt of such objection, the Board shall select another Independent Counsel, subject to a similar right of objection.

If within fourteen (14) days after submission by the Trustee of a written request for indemnification or advancement of Expenses no such Independent Counsel shall have been selected by the Board (whether or not an objection by the Trustee is the cause of the delay), then either the Fund or the Trustee may petition a court of competent jurisdiction in California for the appointment as Independent Counsel of a person selected by the court or by such other person as the court shall designate, and the person with respect to whom an objection is favorably resolved or the person so appointed shall act as Independent Counsel.

The Fund shall pay all reasonable fees and Expenses charged or incurred by Independent Counsel in connection with his or her determinations pursuant to this Agreement, and shall pay all reasonable fees and Expenses incident to the procedures described in this paragraph, regardless of the manner in which such Independent Counsel was selected or appointed.

(e) Failure to Make Timely Determination. If the person or persons empowered or selected under subparagraphs (c) or (d) to determine whether the Trustee is entitled to indemnification or advancement of Expenses shall not have made such determination within thirty days after receipt by the Fund of the request therefor, the requisite determination of entitlement to indemnification or advancement of Expenses shall be deemed to have been made, and the Trustee shall be entitled to such indemnification or advancement, absent (i) an intentional misstatement by the Trustee of a material fact, or an intentional omission of a material fact necessary to make the Trustee’s statement not materially misleading, in connection with the request for indemnification or advancement of Expenses, or (ii) a prohibition of such indemnification or advancements under applicable law; provided, however, that such period may be extended for a reasonable period of time, not to exceed an additional thirty days, if the person or persons making the determination in good faith require such additional time to obtain or evaluate documentation or information relating thereto.

(f) Payment Upon Determination of Entitlement. If a determination is made pursuant to Sections 2, 3, and 4 (c) through (e) above that the Trustee is entitled to indemnification or advancement of Expenses, payment of any indemnification amounts or advancements owing to the Trustee shall be made within ten days after such determination (and, in the case of advancements of further Expenses, within ten days after submission of supporting information).

(g) Arbitration Upon Determination of Non-Entitlement. If a determination is made that the Trustee is not entitled to indemnification or advancement of Expenses pursuant to Sections 2 through 4(e) above, the Trustee shall be entitled to an adjudication of the Trustee’s entitlement to such indemnification or advancement by a single arbitrator appointed by the American Arbitration Association, Los Angeles City Office, in an arbitration conducted pursuant to that Association’s then-existing commercial arbitration rules. The Trustee shall commence such arbitration seeking an adjudication within one year following the date on which the Trustee receives the determination denying indemnification or advancement. In any such proceeding, the Trustee and the Fund shall be bound by the determination of the arbitrator, subject to rights of appeal to a court of competent jurisdiction to review such an arbitration award and to vacate such an award only on one or more of the bases set forth in Sections 10 and 11 of the Federal Arbitration Act, 9 U.S.C. Sections 10 and 11. The Fund shall advance the costs of such an arbitration to the American Arbitration Association but the arbitrator shall, as part of the award, make a final award of such costs (including arbitrator’s fees) to the prevailing party in the arbitration.

5. General Provisions.

(a) No Indemnification if Otherwise Reimbursed. The Fund shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that the Trustee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

(b) Continuation of Provisions. This Agreement shall be binding upon and inure to the benefit of all successors of the Fund, including without limitation any transferee of all or substantially all assets of the Fund and any successor by merger, consolidation, or operation of law, and shall inure to the benefit of the Trustee’s spouse, heirs, assigns, devisees, executors, administrators and legal representatives. No amendment of the Declaration of Trust or Bylaws of the Fund shall limit or eliminate the right of the Trustee to indemnification and advancement of Expenses set forth in this Agreement. Moreover, unless contrary to applicable law, the procedures set forth in Sections 3 through 5 of this Agreement shall be the exclusive means by which the parties’ rights and obligations with regard to indemnification and advancement of Expenses shall be determined, regardless of whether those rights and obligations arise by operation of law, the fund’s Agreement and Declaration of Trust or By-Laws, or this Agreement.

(c) Selection of Counsel. The Fund shall be entitled to assume the defense of any Proceeding for which the Trustee seeks indemnification or advancement of Expenses under this Agreement. However, a Trustee may request separate counsel if he or she so elects. Counsel selected by the Trustee shall conduct the defense of the Trustee to the extent reasonably determined by such counsel to be necessary to protect the interests of the Trustee, and the Fund shall indemnify the Trustee therefor to the extent otherwise permitted under this Agreement, if Independent Counsel reasonably determines that there is a conflict in the Proceeding between the positions of the Trustee and the positions of the Fund or the other parties to the Proceeding that are indemnified by the Fund. If the Fund shall not have elected to assume the defense of any such Proceeding for the Trustee within thirty days after receiving written notice thereof from the Trustee, the Fund shall be deemed to have waived any right it might otherwise have to assume such defense.

(d) D&O Insurance. For a period of six years after the Trustee has ceased to provide services to the Fund, the Fund shall purchase and maintain in effect one or more policies of insurance on behalf of the Trustee which collectively provide limits of coverage for claims made against the Trustee in the event of the insolvency of the Fund which are consistent with the limits of coverage available for that Trustee in such circumstances when he or she ended service as a Trustee, unless (1) such insurance is not reasonably available, or (2) the limits of coverage which the Trustee had upon the termination of his service as a Trustee of the Fund is in excess of that provided to any of the current Trustees of the Fund and the current Board provides the coverage to the Trustee at least equal to the highest limit available to those current Trustees.

(e) Subrogation. In the event of any payment by the Fund pursuant to this Agreement, the Fund shall be subrogated to the extent of such payment to all of the rights of recovery of the Trustee, who shall, upon reasonable written request by the Fund and at the Fund’s expense, execute all such documents and take all such reasonable actions as are necessary to enable the Fund to enforce such rights. Nothing in this Agreement shall be deemed to diminish or otherwise restrict the right of the Fund or the Trustee to proceed or collect against any insurers and to give such insurers any rights against the Fund under or with respect to this Agreement, including without limitation any right to be subrogated to the Trustee’s rights hereunder, unless otherwise expressly agreed to by the Fund in writing, and the obligation of such insurers to the Fund and the Trustee shall not be deemed to be reduced or impaired in any respect by virtue of the provisions of this Agreement.

(f) Notice of Proceedings. The Trustee shall promptly notify the Fund in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document commencing any Proceeding which may be subject to indemnification or advancement of expense pursuant to this Agreement, but no delay in providing such notice shall in any way limit or affect the Trustee’s rights or the Fund’s obligations under this Agreement, except to the extent that the rights of the Fund are materially adversely affected by such delay.

(g) Notices. All notices, requests, demands and other communications to a party pursuant to this Agreement shall be in writing, addressed to such party (and/or designated representative) at the address(es) specified on the signature page of this Agreement (or such other address as may have been furnished by such party by notice in accordance with this paragraph), and shall be deemed to have been duly given when delivered personally (with a written receipt signed by the addressee or his/her representative) or two days after being sent (i) by certified or registered mail, postage prepaid, return receipt requested, or (ii) by nationally recognized overnight courier service.

(h) Severability. If any provision of this Agreement shall be held to be invalid, illegal, or unenforceable, in whole or in part, for any reason whatsoever, (i) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any provision that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (ii) to the fullest extent possible, the remaining provisions of this Agreement shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

(i) Modification and Waiver. This Agreement supersedes any existing or prior agreement between the Fund and the Trustee pertaining to the subject matter of indemnification, advancement of Expenses and insurance and any such prior written or oral agreement shall be of no further force or effect. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both parties or their respective successors or legal representatives. Any waiver by either party of any breach by the other party of any provision contained in this Agreement to be performed by the other party must be in writing and signed by the waiving party or such party’s successor or legal representative, and no such waiver shall be deemed a waiver of similar or other provisions at the same or any prior or subsequent time.

(j) Headings. The headings of the Sections of this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

(k) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which when taken together shall constitute one document.

(l) Applicable Law. This Agreement shall be governed by and construed and enforce in accordance with the laws of the State of Delaware without reference to principles of conflict of laws of the State of Delaware.

(The remainder of this page has been left intentionally blank. The signature pages follow.)

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth below.

Dated:     2/22/17

CITY NATIONAL ROCHDALE SELECT STRATEGIES FUND
a Delaware Statutory Trust

By:	/s/ Garrett D’Alessandro
Name:	Garrett D’Alessandro
Title:	President, Chief Executive Officer

Address for notices:

400 North Roxbury Drive Beverly Hills, California 90210

(The remainder of this page has been left intentionally blank.)

TRUSTEE:

/s/ Jim Wolford

Address for notices:

400 North Roxbury Drive Beverly Hills, California 90210

TRUSTEE:

/s/ Andrew Clare

Address for notices:

400 North Roxbury Drive Beverly Hills, California 90210

TRUSTEE:

/s/ Jay Nadel

Address for notices:

400 North Roxbury Drive Beverly Hills, California 90210

TRUSTEE:

/s/ Jon C. Hunt

Address for notices:

400 North Roxbury Drive Beverly Hills, California 90210

TRUSTEE:

/s/ Daniel A. Hanwacker

Address for notices:

400 North Roxbury Drive Beverly Hills, California 90210

TRUSTEE:

/s/ Vern Kozlen

Address for notices:

400 North Roxbury Drive Beverly Hills, California 90210